FOR IMMEDIATE RELEASE
                                            Contact: Ross A. Benavides
                                                     Chief Financial Officer
                                                    (713) 860-2528


                  GENESIS ENERGY, L.P. COMPLETES ACQUISITION OF
                        CO2 ASSETS FROM DENBURY RESOURCES

         October 12, 2005 - Genesis Energy, L.P. (AMEX:GEL) announced today that it has completed an acquisition of an interest in 80.0 Bcf of CO2 under a volumetric production payment, plus certain marketing rights, from Denbury Resources, Inc. (Denbury) for $14.4 million. A Denbury subsidiary is the general partner of Genesis.

         Mark J. Gorman, President and CEO of Genesis said, "We are pleased to complete this transaction. This is the third volumetric production payment that we have acquired from Denbury. It is a continuation of our ongoing work with Denbury to develop strategic opportunities that mutually benefit our Unitholders and their shareholders. This transaction will be accretive and contributes to our ability to increase the distribution."

         Genesis purchased the CO2 assets from Denbury for $14.4 million in cash. Denbury assigned to Genesis an interest in 80.0 Bcf of CO2 under a volumetric production payment and Denbury's existing long-term CO2 supply agreements with two of its industrial customers. The terms of the industrial sales contracts include minimum take-or-pay volumes and maximum delivery volumes. Denbury will also provide processing and transportation services for a fee. For the next five years, based upon current conditions, Genesis projects that approximately $3.2 million per year in operating income will be generated from this CO2 acquisition. The purchase was funded with Genesis' revolving credit facility with a group of banks led by Bank of America.

          Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 sales business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings.